                            SCHEDULE 14C INFORMATION

                 Information Statement pursuant to Section 14(C)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[   ] Preliminary Information Statement

[   ] Confidential, for use of the Commission only (as permitted by
      Rule 14C-5(D)(2))

[ X ] Definitive Information Statement

                               ACTERNA CORPORATION
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ] No Fee required.

[   ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

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                               ACTERNA CORPORATION
                             20410 Observation Drive
                           Germantown, Maryland 20876

                              INFORMATION STATEMENT
                                 March 5, 2002

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                     GENERAL

Why is this Information Statement being furnished to the stockholders of the Company?

         On January 15, 2002, Acterna LLC (the "Issuer"), a wholly-owned subsidiary of Acterna Corporation (the "Company"), issued and sold at par $75 million aggregate principal amount of 12% Senior Secured Convertible Notes Due 2007 (the "Notes") to Clayton, Dubilier & Rice Fund VI Limited Partnership ("Fund VI"), pursuant to an Investment Agreement, dated as of December 27, 2001 (the "Investment Agreement"), among the Issuer, the Company and Fund VI. The net proceeds of the Notes were used to repay a portion of the Company's debt under its revolving credit facility. The amounts repaid remain available to be reborrowed by the Company.

         This Information Statement is being furnished to the stockholders of the Company in connection with the potential issuance of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") upon the conversion of the Notes (or the exercise of any Warrants, as described below). More specifically, the Company is furnishing this Information Statement to comply with Rule 4350 of The Nasdaq National Market (the "Nasdaq"), where the Common Stock is listed. Rule 4350 requires the Company to obtain stockholder approval of any issuance or potential issuance of shares of Common Stock (or securities convertible into or exercisable for Common Stock) constituting 20% or more of the Common Stock outstanding immediately prior to such issuance or potential issuance at a price per share less than the market price of such Common Stock on the date such issuance or potential issuance is agreed to. On December 27, 2001, the date the Issuer agreed to sell the Notes to Fund VI, the conversion price of the Notes was less than the market price of the Common Stock and the number of shares of Common Stock issuable upon conversion of the Notes (on a fully-accreted basis through the Maturity Date) exceeded 20% of the outstanding Common Stock.

         Accordingly, the terms of the Notes provide, and, if any are issued, the terms of the Warrants will provide, that no Note or Warrant may be converted or exercised, as the case may be, until the stockholders of the Company have approved the issuance of shares of Common Stock upon such conversion or exercise (such approval, the "Approval of Issuance").

         The Company intends to mail this Information Statement on or about March 5, 2002 to its stockholders of record on February 22, 2002 (the "Record Date"), and to obtain the Approval of Issuance not less than twenty calendar days after such mailing is completed. The two largest stockholders of the Company are Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund V") and Fund VI; without giving effect to the issuance and sale of the Notes, they together own approximately 80% of the Company's outstanding Common Stock. Pursuant to Section 216 of the Delaware General Corporation Law (the "Delaware Law"), a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to grant the Approval of Issuance, and Fund V and Fund VI have already informed the Company that they intend to vote their shares of Common Stock in favor of the Approval of Issuance. Therefore, in order to best comply with the Nasdaq rules by obtaining the Approval of Issuance as expeditiously as possible, the Company has decided not to hold a special meeting of all of its stockholders, but to obtain the Approval of Issuance by the written consent of Fund V and Fund VI.

         The Company is not required to hold a special meeting of stockholders to obtain the Approval of Issuance because Section 228 of the Delaware Law and the Company's by-laws provide that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted may be substituted for such a special meeting. When a stockholder action is taken by written consent, however, the Federal securities laws require the Company to furnish an Information Statement, such as this Information Statement, to all of the stockholders who would otherwise have been entitled to vote on the action so taken.

What are the basic terms of the Notes? Under what circumstances will Warrants be issued to holders of Notes?

         The Notes bear interest at 12% per annum and mature on December 31, 2007 (the "Maturity Date"). Interest on the Notes is payable semi-annually in arrears on each March 31st and September 30th, with interest payments commencing on March 31, 2002. At the option of the Issuer, interest is payable in cash or in-kind by the issuance of additional Notes. Due to limitations imposed by its senior secured credit facility, the Issuer expects to pay interest on the Notes in-kind by issuing additional Notes. The

Notes are secured by a second lien on all of the assets of the Company and its subsidiaries that secure the Company's senior secured credit facility, and are guaranteed by the Company and its domestic subsidiaries (other than the Issuer).

         At the option of Fund VI (or any subsequent holder of Notes), at any time prior to the Maturity Date, but only after the Approval of Issuance has been obtained by the Company, the Notes may be converted into newly-issued shares of Common Stock at a conversion price of $3.00 per share, subject to customary antidilution adjustments. (On December 27, 2001 (the date on which the Investment Agreement was executed by the parties), the closing market price per share of Common Stock was $3.63, and on January 15, 2002 (the date on which the Notes were issued and sold to Fund VI), the closing market price per share of Common Stock was $2.45.)

         The Issuer may redeem the Notes, in whole or in part, and without penalty or premium, at any time prior to the Maturity Date, and is required to offer to repurchase the Notes upon a change of control and upon the disposition of certain assets. However, if any Note is redeemed, repurchased or repaid for any reason prior to the Maturity Date, the holder thereof will be entitled to receive from the Company a warrant (a "Warrant") to purchase a number of newly-issued shares of Common Stock equal to the number of shares of Common Stock that such Note was convertible into immediately prior its redemption, repurchase or repayment, for an exercise price per share of Common Stock equal to the conversion price of the Note immediately prior to its redemption, repurchase or repayment, subject to customary antidilution adjustments. As with the Notes, however, no Warrant may be exercised until the Approval of Issuance has been obtained by the Company.

How will I know when the Approval of Issuance has been obtained?

         Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to stockholders who would otherwise have been entitled to vote on the action so taken. Accordingly, the Company will notify its stockholders of the effective date of the Approval of Issuance in its next Annual Report on Form 10-K (which will be filed by the Company with the Securities and Exchange Commission following the end of the Company's fiscal year ended March 31, 2002).

                                EXECUTIVE OFFICES

         The Company's principal executive offices are located at 20410 Observation Drive, Germantown, Maryland 20876. Its telephone number is (301) 353-1550.

                     OUTSTANDING VOTING STOCK OF THE COMPANY

         As of the Record Date, there were approximately 217,247,507 shares of Common Stock outstanding, which number of shares includes 25,000,000 shares initially issuable upon conversion of the Notes (subject to the Approval of Issuance, as described in this Information Statement). No other shares of capital stock are outstanding. The Common Stock is the sole class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of the Record Date, with respect to: (i) each current director and each currently serving executive officer of the Company; (ii) all current directors and executive officers of the Company as a group; and (iii) each current beneficial owner of five percent or more of Common Stock.

                                                                              Amount and Nature     Percent of
                                                                                of Beneficial      Common Stock
Name                                                                            Ownership (1)          (2)
----
Clayton, Dubilier & Rice Fund V Limited Partnership (3)                             123,290,770       56.8%
Clayton, Dubilier & Rice Fund VI Limited Partnership (4)(5)                          55,625,000       25.6%

Directors and Executive Officers:
--------------------------------
Ned C. Lautenbach                                                                       307,692         *
John R. Peeler (6)                                                                    3,033,043        1.4%
John D. Ratliff (7)                                                                     140,000         *
Robert W. Woodbury (8)                                                                  824,556         *
Samuel W. Tishler (9)                                                                   610,688         *
Dennis E. Ferguson (10)                                                                 662,797         *
Mark V.B. Tremallo (11)                                                                 278,373         *
Allan M. Kline (12)                                                                   1,226,201         *
Brian H. Rowe (13)                                                                      161,531         *
Marvin L. Mann (14)                                                                     164,090         *
William O. McCoy (15)                                                                   174,919         *
Victor A. Pelson (16)                                                                   155,419         *

Peter M. Wagner (17)                                                                     84,000         *

All current directors and executive officers as a group (15 persons) (18)           187,051,151       86.1%

      The symbol "*" denotes less than 1% of outstanding Common Stock.

      (1) Unless otherwise noted, each person has sole voting and investment power with respect to the number of shares of Common Stock set forth opposite his name.

      (2) Based upon 217,247,507 shares of Common Stock outstanding as of the Record Date, which number of shares includes 25,000,000 shares initially issuable upon conversion of the Notes (subject to the Approval of Issuance, as described in this Information Statement). For the purposes of this table, "Common Stock" includes all shares of outstanding Common Stock plus, as required for the purpose of determining beneficial ownership (in accordance with Rule 13d-1 promulgated pursuant to the U.S. Securities Exchange Act of 1934, as amended), all shares of Common Stock subject to any right of acquisition by such person, through exercise or conversion of any security, within sixty days of the Record Date. The percentage of Common Stock owned by each person listed in the table has been calculated based upon the number of shares outstanding and the number of shares initially issuable upon conversion of the Notes, but does not include shares issuable upon the exercise of outstanding options. Fund V and Fund VI do not hold any options.

      (3) CD&R Associates V Limited Partnership ("Associates V") is the general partner of Fund V and has the power to direct Fund V as to the voting and disposition of shares of Common Stock held by Fund V. CD&R Investment Associates II, Inc. ("Associates II Inc.") is the managing general partner of Associates V and has the power to direct Associates V as to its direction of Fund V's voting and disposition of the shares of Common Stock held by Fund V. No single person controls the voting and dispositive power of Associates II Inc. with respect to the shares owned by Fund V. Each of Associates V and Associates II Inc. expressly disclaims beneficial ownership of the shares owned by Fund V. The business address of Associates II Inc., Associates V and Fund V is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

      (4) Includes 25,000,000 shares initially issuable upon conversion of the Notes (subject to the Approval of Issuance, as described in this Information Statement). The Issuer currently expects to pay interest on the Notes in-kind and, as a result, the number of shares of Common Stock into which the Notes are convertible will increase on each interest payment date. Accordingly, assuming that (i) no antidilution adjustments are made to the conversion price of the Notes, (ii) all interest on the Notes is paid in-kind and
            (iii) none of the Notes are redeemed, repurchased or repaid for any reason prior to the Maturity Date, on the Maturity Date the Notes will be convertible into 50,103,217 shares of Common Stock.

      (5) CD&R Associates VI Limited Partnership ("Associates VI") is the general partner of Fund VI and has the power to direct Fund VI as to the voting and disposition of shares of Common Stock held by Fund
            VI. CD&R Investment Associates VI, Inc. ("Associates VI Inc.") is the managing general partner of Associates VI and has the power to direct Associates VI as to its direction of Fund VI's voting and disposition of the shares of Common Stock held by Fund VI. No single person controls the voting and dispositive power of Associates VI Inc. with respect to the shares of Common Stock owned by Fund VI. Each of Associates VI and Associates VI Inc. expressly disclaims beneficial ownership of the shares owned by Fund VI. The business address of Associates VI Inc., Associates VI and Fund VI is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

      (6) Includes 2,060,866 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date. Includes 729,166 shares held by trusts for which Mr. Peeler may be deemed to have shared voting and investment power. Does not include 1,076 shares held by Mr. Peeler's wife for which he disclaims beneficial ownership.

      (7) Includes 140,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date.

      (8) Includes 824,339 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date.

      (9) Includes 610,079 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date.

      (10) Includes 610,840 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date. Includes 56,187 shares held by a trust for which Mr.
            Ferguson may be deemed to have shared voting and investment power.

      (11) Includes 251,309 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date.

      (12) Mr. Kline is no longer an executive officer of the Company, but he remains a director. Includes 1,110,600 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date. Includes 20,835 shares held by trusts for which Mr. Kline may be deemed to have shared voting and investment power.

      (13) Includes 15,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date. Includes 119,031 shares held by trusts for which Mr. Rowe may be deemed to have shared voting and investment power, and 26,000 deferred shares.

      (14) Includes 15,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date. Includes 76,923 shares held by trusts for which Mr. Mann may be deemed to have shared voting and investment power.

      (15) Includes 15,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date. Includes 18,000 shares held in a family partnership for which Mr. McCoy may be deemed to have shared voting and investment power, and 22,000 deferred shares.

      (16) Includes 10,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date. Includes 18,000 deferred shares.

      (17) Includes 10,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date.

      (18) Includes 5,643,033 shares of Common Stock issuable upon exercise of stock options which are exercisable within sixty days of the Record Date. Includes 123,290,770 shares of Common Stock owned by Fund V and 55,625,000 shares of Common Stock owned by Fund VI. Ned
            C. Lautenbach, Brian D. Finn, and Richard J. Schnall may be deemed to share beneficial ownership of the shares owned of record by the Fund V and Fund VI by virtue of their status as stockholders of Associates II Inc., and Associates VI Inc., the managing general partners of Associates V and Associates VI, respectively, the general partners of Fund V and Fund VI, respectively, but each expressly disclaims such beneficial ownership of the shares of Common Stock owned by Fund V and Fund VI. The voting stockholders of Associates II Inc. and Associates VI Inc. share investment and voting power with respect to securities owned by Fund V and Fund VI, respectively, but no one individual controls such investment or voting power.

             INTEREST OF CERTAIN PERSONS IN MATTER TO BE ACTED UPON

         Ned C. Lautenbach serves as Chairman and Chief Executive Officer of the Company and as a director of the Company. Brian D. Finn and Richard J. Schnall serve as directors of the Company. Messrs. Lautenbach, Finn and Schnall are principals of Clayton, Dubilier & Rice, Inc., the manager of Fund V and Fund VI. Without giving effect to the issuance and sale of the Notes, Fund V and Fund VI together own approximately 80% of the outstanding Common Stock. Messrs. Lautenbach, Finn and Schnall may be deemed to share beneficial ownership of the shares of Common Stock owned by Fund V and Fund VI and the shares of Common Stock issuable upon conversion of the Notes or, if any are issued, exercise of the Warrants, by virtue of their status as stockholders of Associates II Inc. and Associates VI Inc., the managing general partners of Associates V and Associates VI, respectively, the general partners of Fund V and Fund VI, respectively, but each expressly disclaims such beneficial ownership of the shares of Common Stock owned by Fund V and Fund VI.

         Because the Notes were issued and sold to Fund VI, one of the Company's largest shareholders, a special committee of independent directors of the Company (which was represented by its own financial and legal advisors) evaluated the terms of the Notes and unanimously determined that such terms were fair to the Company from a financial point of view. Based in part upon the determination of the special committee, the board of directors of the Company also unanimously approved the issuance and sale of the Notes. The Company did not execute the Investment Agreement until the special committee and the board of directors had made their respective determinations and approvals.

                              NO DISSENTERS' RIGHTS

         Under the Delaware Law, stockholders of the Company will not be entitled to dissenters' rights of appraisal as a result of the Approval of Issuance.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                             /s/ Mark V.B. Tremallo
                                          ------------------------------------
                                          Name:  Mark V.B. Tremallo

                                          Title: Corporate Vice President,
                                                 General Counsel and Secretary